Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports Third Quarter 2014:

●	Net Revenues of $8.9 Billion and Earnings per Diluted Share from Continuing Operations of $0.84

●	Excluding DVA,1 Net Revenues were $8.7 Billion and Earnings per Diluted Share from Continuing Operations of $0.772,3

●	Strong Performance in Wealth Management with Pre-Tax Margin of 22%4; Record Revenue per Financial Advisor

●	Investment Banking Ranked #1 in Global IPOs and #2 in Global Announced M&A5; Continued Strength in Equity Sales & Trading

NEW YORK, October 17, 2014 – Morgan Stanley (NYSE: MS) today reported net revenues of $8.9 billion for the third quarter ended September 30, 2014 compared with $8.0 billion a year ago.  For the current quarter, income from continuing operations applicable to Morgan Stanley was $1.7 billion, or $0.84 per diluted share,6 compared with income of $889 million, or $0.44 per diluted share6, for the same period a year ago.  The current quarter included a net discrete tax benefit of $237 million or $0.12 per diluted share.7

Results for the current quarter included positive revenues related to the change in the fair value of certain of the Firm’s long-term and short-term borrowings resulting from the fluctuation in the Firm’s credit spreads and other credit factors (Debt Valuation Adjustment, DVA) of $215 million, compared with negative revenues of $171 million a year ago.

Excluding DVA, net revenues for the current quarter were $8.7 billion compared with $8.1 billion a year ago.8 Income from continuing operations applicable to Morgan Stanley was $1.6 billion, or $0.77 per diluted share, compared with income of $1.0 billion, or $0.50 per diluted share, a year ago. 2,3,8

Compensation expense of $4.2 billion increased from $4.0 billion a year ago primarily driven by higher revenues.  Non-compensation expenses of $2.4 billion decreased from $2.6 billion a year ago primarily reflecting lower litigation costs.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $1.7 billion or $0.84 per diluted share,6 compared with net income of $906 million or $0.45 per diluted share in the third quarter of 2013.6

Summary of Firm Results (dollars in millions)
	As Reported		Excluding DVA8
	Net	MS Income	Net	MS Income
	Revenues	Cont. Ops.	Revenues	Cont. Ops.
3Q 2014	$8,907	$1,718	$8,692	$1,581
2Q 2014	$8,608	$1,900	$8,521	$1,839
3Q 2013	$7,950	$889	$8,121	$1,010

Business Overview

●
Institutional Securities net revenues excluding DVA were $4.3 billion9 reflecting continued strength in Investment Banking and Equity sales and trading and improved results in Fixed Income and Commodities sales and trading.

●	Wealth Management net revenues were $3.8 billion and pre-tax margin was 22%.4 Fee based asset flows for the quarter were $6.5 billion, with total client assets above $2.0 trillion at quarter end.

●	Investment Management reported net revenues of $655 million with assets under management or supervision of $398 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “Morgan Stanley has delivered another quarter of earnings growth and strong performance based on consistent execution for our clients.  We are well positioned to create superior returns for our shareholders, particularly as the U.S. economy continues to strengthen.”

Summary of Institutional Securities Results (dollars in millions)
	As Reported		Excluding DVA9
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
3Q 2014	$4,516	$1,225	$4,301	$1,010
2Q 2014	$4,248	$961	$4,161	$874
3Q 2013	$3,704	$396	$3,875	$567

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $1.2 billion compared with $396 million in the third quarter of last year.  The quarter’s pre-tax margin was 27% (excluding DVA, 23%).4,9  Income after the noncontrolling interest allocation and before taxes was $1.2 billion.10  Net revenues for the current quarter were $4.5 billion compared with $3.7 billion a year ago.  DVA resulted in positive revenues of $215 million in the current quarter compared with negative revenues of $171 million a year ago.  Excluding DVA, net revenues for the current quarter of $4.3 billion compared with $3.9 billion a year ago.9 The following discussion for sales and trading excludes DVA.

●
Advisory revenues of $392 million increased from $275 million a year ago on higher levels of completed M&A activity.  Equity underwriting revenues of $464 million increased from $236 million a year ago reflecting higher IPO volumes.  Fixed income underwriting revenues of $484 million were relatively unchanged from the prior year quarter, continuing to reflect a favorable debt underwriting environment.

●	Equity sales and trading net revenues of $1.8 billion increased from $1.7 billion a year ago reflecting strong performance in prime brokerage, partly offset by lower revenues in derivatives.11

●
Fixed Income & Commodities sales and trading net revenues of $997 million increased from $835 million a year ago.11  Results reflected higher revenues in foreign exchange and securitized products, partly offset by lower results in commodities and credit products.

●
Other sales and trading net losses of $84 million compared with a net loss of $158 million a year ago reflecting lower costs related to the Firm’s long-term debt and higher corporate lending and commitment revenues, partly offset by losses related to investments in the Firm’s deferred compensation plans.

●
Investment revenues were $39 million compared with $337 million in the third quarter of last year.  Results for the prior year period reflected a gain resulting from the disposition of an investment in an insurance broker.

●
Other revenues of $225 million increased from $159 million a year ago reflecting gains related to the sale of TransMontaigne Inc. and a retail property space, partly offset by lower results in our Japanese joint venture Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.12

●
Compensation expense of $1.8 billion increased from $1.6 billion a year ago on higher revenues.  Non-compensation expenses of $1.5 billion for the current quarter decreased from $1.7 billion a year ago driven primarily by lower litigation costs.

●
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $42 million compared with $48 million in the second quarter of 2014 and $52 million in the third quarter of the prior year.13

Summary of Wealth Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
3Q 2014	$3,785	$836
2Q 2014	$3,715	$767
3Q 2013	$3,481	$668

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $836 million compared with $668 million in the third quarter of last year.  The quarter’s pre-tax margin was 22%.4 Net revenues for the current quarter were $3.8 billion compared with $3.5 billion a year ago.

●	Asset management fee revenues of $2.2 billion increased from $1.9 billion a year ago primarily reflecting market appreciation and positive flows.

●
Transactional revenues 14 of $912 million decreased from $1.0 billion a year ago reflecting losses related to investments in the Firm’s deferred compensation plans and lower fixed income activity, partly offset by an increase in closed-end fund and other new issue activity.

●	Other revenues of $112 million increased from $75 million a year ago principally driven by a gain related to the sale of a retail property space.12

●	Net interest income of $601 million increased from $493 million a year ago on higher deposits and loan balances.

●
Compensation expense for the current quarter of $2.2 billion increased from $2.0 billion a year ago on higher net revenues, partly offset by a decrease in the fair value of deferred compensation plan referenced investments.  Non-compensation expenses of $767 million decreased from $796 million a year ago primarily due to operating efficiencies resulting from the prior year’s completion of the joint venture acquisition as well as continued expense discipline.

●
Total client assets exceeded $2.0 trillion at quarter end.  Client assets in fee based accounts of $768 billion increased 18% compared with the prior year quarter.  Fee based asset flows for the quarter were $6.5 billion.

●
Wealth Management representatives of 16,162 decreased from 16,517 compared with the prior year quarter.  Average annualized revenue per representative of $932,000 and total client assets per representative of $124 million, both records, increased 10% and 13%, respectively, compared with the prior year quarter.

Summary of Investment Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
3Q 2014	$655	$188
2Q 2014	$692	$205
3Q 2013	$828	$300

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $188 million compared with pre-tax income of $300 million in the third quarter of last year.15 The quarter’s pre-tax margin was 29%.4  Income after the noncontrolling interest allocation and before taxes was $170 million.

●
Net revenues of $655 million decreased from $828 million in the prior year.  Results reflect lower investment gains and carried interest in the Merchant Banking and Real Estate Investing businesses, partly offset by higher results in Traditional Asset Management.16,17 The current quarter also reflects lower revenues in the Real Estate Investing business driven by the deconsolidation of certain legal entities associated with a real estate fund sponsored by the Firm.

●
Compensation expense for the current quarter of $253 million decreased from $332 million a year ago, principally due to a decrease in the fair value of deferred compensation plan referenced investments.  Non-compensation expenses of $214 million increased from $196 million a year ago driven by higher legal costs and brokerage and clearing expenses.

●
Assets under management or supervision at September 30, 2014 of $398 billion increased from $360 billion a year ago primarily due to market appreciation and positive flows.  The business recorded net flows of $7.6 billion in the current quarter.

CAPITAL

As of September 30, 2014, the Firm’s Common Equity Tier 1 risk-based capital ratio was approximately 14.3% and its Tier 1 risk-based capital ratio was approximately 16.1%.  The Firm is subject to a “capital floor” such that these regulatory capital ratios currently reflect the U.S. Basel III Advanced Approaches (“Advanced Approach”) transitional rules, which represent the lower of the Firm’s capital ratios calculated under the Advanced Approach  and U.S. Basel I and Basel 2.5 capital rules, taking into consideration applicable transitional provisions under U.S. Basel III.18

At September 30, 2014, book value and tangible book value per common share were $34.17 and $29.25,19 respectively, based on approximately 2.0 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 21.0%.  The quarter included a discrete net tax benefit of approximately $237 million primarily associated with the repatriation of non-U.S. earnings at a cost lower than originally estimated.

During the quarter ended September 30, 2014, the Firm repurchased approximately $195 million of its common stock or approximately 5.9 million shares.

The Firm declared a $0.10 quarterly dividend per common share, payable on November 14, 2014 to common shareholders of record on October 31, 2014.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.
# # #

(See Attached Schedules)

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of the Firm’s long-term and short-term borrowings resulting from the fluctuation in the Firm’s credit spreads and other credit factors (Debt Valuation Adjustment, DVA).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Earnings (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (shares and DVA are presented in millions):

	3Q 2014	3Q 2013
Earnings (loss) per diluted share from cont. ops. – Non-GAAP	$0.77	$0.50
DVA impact	$0.07	($0.06)
Earnings (loss) per diluted share from cont. ops. – GAAP	$0.84	$0.44

Average diluted shares – Non-GAAP	1,971	1,965
DVA impact	0	0
Average diluted shares – GAAP	1,971	1,965

4 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

5 Source: Thomson Reuters – for the period of January 1, 2014 to September 30, 2014 as of October 1, 2014.

6 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the third quarter of 2014 and 2013 of approximately $64 million and $26 million, respectively. Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

7 The impact to earnings per diluted share from continuing operations is calculated by dividing the net discrete tax benefit by the average number of diluted shares outstanding.

8 Net revenues and income (loss) from continuing operations applicable to Morgan Stanley, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2014	2Q 2014	3Q 2013
Firm net revenues – Non-GAAP	$8,692	$8,521	$8,121
DVA impact	$215	$87	$(171)
Firm net revenues – GAAP	$8,907	$8,608	$7,950

Income (loss) applicable to MS – Non-GAAP	$1,581	$1,839	$1,010
DVA after-tax impact	$137	$61	$(121)
Income (loss) applicable to MS – GAAP	$1,718	$1,900	$889

9 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2014	2Q 2014	3Q 2013
Net revenues – Non-GAAP	$4,301	$4,161	$3,875
DVA impact	$215	$87	$(171)
Net revenues – GAAP	$4,516	$4,248	$3,704

Pre-tax income (loss) – Non-GAAP	$1,010	$874	$567
DVA impact	$215	$87	$(171)
Pre-tax income (loss) – GAAP	$1,225	$961	$396

10 Noncontrolling interests reported in the Institutional Securities business segment includes the allocation to Mitsubishi UFJ Financial Group, Inc. of Morgan Stanley MUFG Securities Co., Ltd., which the Firm consolidates.

11 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	3Q 2014	3Q 2013
Sales & Trading – Non-GAAP	$2,697	$2,387
DVA impact	$215	$(171)
Sales & Trading – GAAP	$2,912	$2,216

FIC Sales & Trading – Non-GAAP	$997	$835
DVA impact	$132	$(141)
FIC Sales & Trading – GAAP	$1,129	$694

Equity Sales & Trading – Non-GAAP	$1,784	$1,710
DVA impact	$83	$(30)
Equity Sales & Trading – GAAP	$1,867	$1,680

12 The third quarter ended September 30, 2014 included a pre-tax gain of $141 million associated with the sale of a retail property space, which was reflected in other revenues in each of the business segments’ results as follows: Institutional Securities: $84 million, Wealth Management: $40 million and Investment Management: $17 million.

13 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2013.  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

14 Transactional revenues include investment banking, trading, and commissions and fee revenues.

15 Results for the third quarter of 2014 and 2013 included pre-tax income of $17 million and $65 million, respectively, related to investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to nonredeemable noncontrolling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

16 Net revenues for the current quarter included gains of $17 million compared with gains of $67 million in the prior year third quarter related to investments held by certain consolidated real estate funds.

17 Carried interest represents an additional allocation of fund income to the Firm, as general partner upon exceeding cumulative fund performance thresholds.

18 As an Advanced Approach banking organization, the Firm is required to compute risk-based capital ratios using both (i) standardized approaches for calculating credit risk weighted assets (“RWAs”) and market risk RWAs (the “Standardized Approach”); and (ii)  an advanced internal ratings-based approach for calculating credit risk RWAs, an advanced measurement approach for calculating operational risk RWAs, and an advanced approach for market risk RWAs calculated under Basel III (the “Advanced Approach”). To implement a provision of the Dodd-Frank Act, U.S. Basel III subjects Advanced Approach banking organizations which have been approved by their regulators to exit the parallel run, such as the Firm, to a permanent “capital floor”. In calendar year 2014, the capital floor results in the Firm’s capital ratios being  the lower of the capital ratios computed under the Advanced Approach or the U.S. Basel I-based rules as supplemented by the existing market risk rules known as “Basel 2.5”.  For the current quarter, the Firm's capital floor is represented by the Advanced Approach. Beginning on January 1, 2015, the capital floor will result in the Firm’s capital ratios being the lower of the capital ratios computed under the Advanced Approach or the  Standardized Approach under U.S. Basel III. These computations are preliminary estimates as of October 17, 2014 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. The methods for calculating the Firm’s risk-based capital ratios will change through 2022 as aspects of the U.S. Basel III final rule are phased in. The Firm’s capital takes into consideration regulatory capital requirements as well as capital required for organic growth, acquisitions and other business needs.

19 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2014	June 30, 2014	Sept 30, 2013	June 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013	Change
Net revenues
Institutional Securities	$4,516	$4,248	$3,704	6%	22%	$13,391	$12,161	10%
Wealth Management	3,785	3,715	3,481	2%	9%	11,122	10,482	6%
Investment Management	655	692	828	(5%)	(21%)	2,087	2,146	(3%)
Intersegment Eliminations	(49)	(47)	(63)	(4%)	22%	(138)	(156)	12%
Consolidated net revenues	$8,907	$8,608	$7,950	3%	12%	$26,462	$24,633	7%

Income (loss) from continuing operations before tax
Institutional Securities	$1,225	$961	$396	27%	*	$3,557	$2,194	62%
Wealth Management	836	767	668	9%	25%	2,294	1,920	19%
Investment Management	188	205	300	(8%)	(37%)	656	647	1%
Intersegment Eliminations	0	0	0	--	--	0	0	--
Consolidated income (loss) from continuing operations before tax	$2,249	$1,933	$1,364	16%	65%	$6,507	$4,761	37%

Income (loss) applicable to Morgan Stanley
Institutional Securities	$1,098	$1,294	$324	(15%)	*	$3,317	$1,549	114%
Wealth Management	501	471	430	6%	17%	1,395	1,012	38%
Investment Management	119	135	135	(12%)	(12%)	372	320	16%
Intersegment Eliminations	0	0	0	--	--	0	0	--
Consolidated income (loss) applicable to Morgan Stanley	$1,718	$1,900	$889	(10%)	93%	$5,084	$2,881	76%

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,649	$1,820	$880	(9%)	87%	$4,918	$2,619	88%

Earnings per basic share:
Income from continuing operations	$0.86	$0.94	$0.45	(9%)	91%	$2.54	$1.39	83%
Discontinued operations	$-	$-	$0.01	--	*	$0.01	$(0.02)	*
Earnings per basic share	$0.86	$0.94	$0.46	(9%)	87%	$2.55	$1.37	86%

Earnings per diluted share:
Income from continuing operations	$0.84	$0.92	$0.44	(9%)	91%	$2.48	$1.36	82%
Discontinued operations	$-	$-	$0.01	--	*	$0.02	$(0.02)	*
Earnings per diluted share	$0.84	$0.92	$0.45	(9%)	87%	$2.50	$1.34	87%

Financial Metrics:

Return on average common equity from continuing operations	10.0%	11.3%	5.6%			10.1%	5.8%
Return on average common equity	10.0%	11.3%	5.7%			10.2%	5.7%

Return on average common equity from continuing operations excluding DVA	9.0%	10.7%	6.3%			9.4%	6.1%
Return on average common equity excluding DVA	9.0%	10.7%	6.4%			9.4%	6.0%

Common Equity Tier 1 capital ratio Advanced (Transitional)	14.3%	13.9%	12.6%
Tier 1 capital ratio Advanced (Transitional)	16.1%	15.4%	15.3%

Book value per common share	$34.17	$33.46	$32.13
Tangible book value per common share	$29.25	$28.51	$26.96

Notes:
- Results for the quarters ended September 30, 2014, June 30, 2014 and September 30, 2013, include positive (negative) revenue of $215 million, $87 million and $(171) million, respectively, related to the change in the fair value of certain of the Firm's long-term and short-term borrowings resulting from the fluctuation in the Firm's credit spreads and other credit factors (Debt Valuation Adjustment, DVA). The nine months ended September 30, 2014 and September 30, 2013, include positive (negative) revenue of $428 million and $(313) million, respectively, related to the movement in DVA.

- The return on average common equity metrics, return on average common equity excluding DVA metrics, and tangible book value per common share are non-GAAP measures that the Firm considers to be useful measures to assess operating performance and capital adequacy.

 - In the quarter ended June 30, 2014, the Firm began using the U.S. Basel III Advanced Approaches (Advanced Approach) to calculate its regulatory capital requirements.  Prior periods have not been recast to reflect the new requirements.

- Common Equity Tier 1 capital ratio Advanced (Transitional) and the Tier 1 capital ratio Advanced (Transitional) equals Common Equity Tier 1 capital divided by risk-weighted assets (RWAs) and Tier 1 capital divided by RWAs, respectively.

- Book value per common share equals common equity divided by period end common shares outstanding.
- Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
- See page 4 and related End Notes of the Financial Supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2014	June 30, 2014	Sept 30, 2013	June 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013	Change
Revenues:
Investment banking	$1,551	$1,633	$1,160	(5%)	34%	$4,492	$3,687	22%
Trading	2,448	2,516	2,259	(3%)	8%	7,926	7,847	1%
Investments	138	227	728	(39%)	(81%)	724	1,254	(42%)
Commissions and fees	1,124	1,138	1,079	(1%)	4%	3,478	3,463	--
Asset management, distribution and admin. fees	2,716	2,621	2,389	4%	14%	7,886	7,139	10%
Other	373	206	225	81%	66%	824	747	10%
Total non-interest revenues	8,350	8,341	7,840	--	7%	25,330	24,137	5%

Interest income	1,384	1,250	1,261	11%	10%	3,977	3,873	3%
Interest expense	827	983	1,151	(16%)	(28%)	2,845	3,377	(16%)
Net interest	557	267	110	109%	*	1,132	496	128%
Net revenues	8,907	8,608	7,950	3%	12%	26,462	24,633	7%

Non-interest expenses:
Compensation and benefits	4,215	4,200	3,965	--	6%	12,720	12,282	4%

Non-compensation expenses:
Occupancy and equipment	349	359	372	(3%)	(6%)	1,067	1,123	(5%)
Brokerage, clearing and exchange fees	437	458	416	(5%)	5%	1,338	1,300	3%
Information processing and communications	396	411	404	(4%)	(2%)	1,231	1,322	(7%)
Marketing and business development	160	165	151	(3%)	6%	472	448	5%
Professional services	522	532	447	(2%)	17%	1,506	1,345	12%
Other	579	550	831	5%	(30%)	1,621	2,052	(21%)
Total non-compensation expenses	2,443	2,475	2,621	(1%)	(7%)	7,235	7,590	(5%)

Total non-interest expenses	6,658	6,675	6,586	--	1%	19,955	19,872	--

Income (loss) from continuing operations before taxes	2,249	1,933	1,364	16%	65%	6,507	4,761	37%
Income tax provision / (benefit) from continuing operations	472	15	363	*	30%	1,267	1,288	(2%)
Income (loss) from continuing operations	1,777	1,918	1,001	(7%)	78%	5,240	3,473	51%
Gain (loss) from discontinued operations after tax	(5)	(1)	17	*	*	33	(33)	*
Net income (loss)	$1,772	$1,917	$1,018	(8%)	74%	$5,273	$3,440	53%
Net income applicable to redeemable noncontrolling interests	0	0	0	--	--	0	222	*
Net income applicable to nonredeemable noncontrolling interests	59	18	112	*	(47%)	156	370	(58%)
Net income (loss) applicable to Morgan Stanley	1,713	1,899	906	(10%)	89%	5,117	2,848	80%
Preferred stock dividend / Other	64	79	26	(19%)	146%	199	229	(13%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,649	$1,820	$880	(9%)	87%	$4,918	$2,619	88%

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	1,718	1,900	889	(10%)	93%	5,084	2,881	76%
Gain (loss) from discontinued operations after tax	(5)	(1)	17	*	*	33	(33)	*
Net income (loss) applicable to Morgan Stanley	$1,713	$1,899	$906	(10%)	89%	$5,117	$2,848	80%

Pre-tax profit margin	25%	23%	17%			25%	19%
Compensation and benefits as a % of net revenues	47%	49%	50%			48%	50%
Non-compensation expenses as a % of net revenues	27%	29%	33%			27%	31%
Effective tax rate from continuing operations	21.0%	0.8%	26.6%			19.5%	27.1%

Notes:	- Pre-tax profit margin and return on average common equity are non-GAAP financial measures that the Firm considers to be a useful measure to assess operating performance.

- Other revenues for the quarter ended September 30, 2014 included a gain of $141 million related to the sale of a retail property space (allocated to the business segments as follows: Institutional Securities: $84 million, Wealth Management: $40 million and Investment Management: $17 million), and a gain related to the sale of TransMontaigne Inc. reported in the Institutional Securities business segment.

- In the quarter ended September 30, 2014, income tax provision / (benefit) from continuing operations included a net discrete tax benefit of $237 million (reported in the Institutional Securities business segment) primarily associated with the repatriation of non-U.S. earnings at a cost lower than originally estimated.

- In the quarter ended June 30, 2014, income tax provision / (benefit) from continuing operations included a net discrete tax benefit of $609 million (primarily reported in the Institutional Securities business segment) principally related to the remeasurement of reserves and  related interest due to new information regarding the status of a multi-year tax authority examination.

- The quarter ended September 30, 2013 included a discrete net tax benefit of $73 million attributable to tax planning strategies to optimize foreign tax credit utilization in anticipation of the repatriation of earnings from certain non-U.S. subsidiaries.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2014	June 30, 2014	Sept 30, 2013	June 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013	Change

Income (loss) from continuing operations	$1,777	$1,918	$1,001	(7%)	78%	$5,240	$3,473	51%
Net income applicable to redeemable noncontrolling interests	0	0	0	--	--	0	222	*
Net income applicable to nonredeemable noncontrolling interests	59	18	112	*	(47%)	156	370	(58%)
Net income (loss) from continuing operations applicable to noncontrolling interests	59	18	112	*	(47%)	156	592	(74%)

Income (loss) from continuing operations applicable to Morgan Stanley	1,718	1,900	889	(10%)	93%	5,084	2,881	76%
Less: Preferred Dividends	62	76	24	(18%)	158%	192	72	167%
Less: Morgan Stanley Smith Barney Joint Venture Redemption Adjustment	-	-	-	--	--	-	151	*
Income (loss) from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	1,656	1,824	865	(9%)	91%	4,892	2,658	84%

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	2	3	2	(33%)	--	7	6	17%
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$1,654	$1,821	$863	(9%)	92%	$4,885	$2,652	84%

Gain (loss) from discontinued operations after tax	(5)	(1)	17	*	*	33	(33)	*
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(5)	(1)	17	*	*	33	(33)	*
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(5)	(1)	17	*	*	33	(33)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,649	$1,820	$880	(9%)	87%	$4,918	$2,619	88%

Average basic common shares outstanding (millions)	1,923	1,928	1,909	--	1%	1,925	1,906	1%

Earnings per basic share:
Income from continuing operations	$0.86	$0.94	$0.45	(9%)	91%	$2.54	$1.39	83%
Discontinued operations	$-	$-	$0.01	--	*	$0.01	$(0.02)	*
Earnings per basic share	$0.86	$0.94	$0.46	(9%)	87%	$2.55	$1.37	86%

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$1,654	$1,821	$863	(9%)	92%	$4,885	$2,652	84%

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	$(5)	$(1)	$17	*	*	$33	$(33)	*

Earnings (loss) applicable to Morgan Stanley common shareholders	$1,649	$1,820	$880	(9%)	87%	$4,918	$2,619	88%

Average diluted common shares outstanding and common stock equivalents (millions)	1,971	1,969	1,965	--	--	1,970	1,952	1%

Earnings per diluted share:
Income from continuing operations	$0.84	$0.92	$0.44	(9%)	91%	$2.48	$1.36	82%
Discontinued operations	$-	$-	$0.01	--	*	$0.02	$(0.02)	*
Earnings per diluted share	$0.84	$0.92	$0.45	(9%)	87%	$2.50	$1.34	87%

Notes:
- The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share.  For further discussion of the Firm's earnings per share calculations, see page 13 of the Financial Supplement and Note 15 to the consolidated  financial statements in the Firm's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.